Exhibit 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this “Amendment”) is executed as of the Amendment Effective Date (as defined below), between FIVF-III-NC1 LLC, a Delaware limited liability company (“Landlord”), and cbdMD, Inc., a North Carolina corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated August 27, 2019 for approximately 80,000 square feet of space located at 2101 Westinghouse Boulevard, Suite A, Charlotte, North Carolina 28273 as more fully described in the Lease (“Existing Premises”), as amended by that certain First Amendment to Lease Agreement dated April 28, 2020, and that certain Second Amendment to Lease Agreement dated November 26, 2024 (as amended and assigned, the "Lease");

WHEREAS, Tenant desires to relinquish and vacate a portion of the Existing Premises comprised of 40,000 rentable square feet of space depicted on Exhibit “A” attached hereto and incorporated herein (“Relinquished Premises”);

WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Term of the Lease for an additional sixty-two (62) months, on the terms and conditions set forth herein.

AGREEMENTS:

NOW THEREFORE, for valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.      Extension of Term. The Term of the Lease is hereby extended for a period of sixty-two (62) months, beginning on October 1, 2026 (the “Second Renewal Date”), such that the new Expiration Date is November 30, 2031 (the “Second Extension Term”), on the terms and conditions of the Lease, as modified hereby. Tenant shall have no further rights to extend or renew or extend the Term of the Lease.

2.       Relinquishment,

a.        Tenant shall vacate the Relinquished Premises on or before September 30, 2026 (“Relinquishment Date”) in accordance with Section 4.1 of the Lease. Notwithstanding anything to the contrary herein, in the event Tenant does not so vacate the Relinquished Premises, Tenant shall be deemed to be holding over with respect to the Relinquished Premises and subject to Section 4.2 of the Lease in connection therewith.

b.        Effective the Second Renewal Date, the following shall apply:

(i)    The term “Premises” shall mean the Existing Premises less and except the Relinquished Premises.

(ii) The term “Proportionate Share” shall mean 20%.

(iii)    As of the Second Renewal Date, the size of the Premises shall be deemed to be 40,000 SF.

c.        Provided Tenant complies with its obligations in Section 2(a) above, Landlord, at Landlord’s expense, shall erect a wall separating the Relinquished Premises from the remaining Premises, which wall shall be metal stud construction and encapsulated in drywall of substantially similar materials and quality as the demising wall presently separating the Existing Premises from the adjacent tenant’s suite (“Wall Work”). Landlord, and its agents, shall have the right to enter the Premises as reasonably necessary to complete the Wall Work. Tenant agrees to temporarily move any of Tenant’s personal property or inventory so such does not interfere with the Wall Work. Landlord will commence the Wall Work on or before October 1, 2026 and make commercially reasonable efforts to substantially complete the Wall Work on or before December 31, 2026.

3.       Monthly Base Rent. From and after the Second Renewal Date and continuing through the Second Extension Term, the Monthly Base Rent under the Lease for the Premises shall be the following amounts for the following periods of time:

Time Period	Monthly Base Rent	Annual Base Rent
10/01/2026 – 09/30/2027	$38,000.00	$11.40 PSF
10/01/2027 – 09/30/2028	$39,520.00	$11.86 PSF
10/01/2028 – 09/30/2029	$41,100.80	$12.33 PSF
10/01/2029 – 09/30/2030	$42,744.83	$12.82 PSF
10/01/2030 – 09/30/2031	$44,454.63	$13.34 PSF
10/01/2031 – 11/30/2031	$46,232.81	$13.87 PSF

4.       Excused Rent.

a.    The Monthly Base Rent shall be abated for the period from October 1, 2026 through November 30, 2026 (the “Excused Rent”); provided, however that if there is an Event of Default beyond any applicable cure period at any time during Second Extension Term, all Excused Rent shall become immediately due and payable to Landlord. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that the Excused Rent applies only to the amount of Monthly Base Rent due under the Lease, and that Tenant is and shall be responsible for paying Landlord all Additional Rent and other costs and fees as set forth in this Lease during the period of Excused Rent.

b.    In the event Landlord does not substantially complete the Wall Work on or before December 31, 2026, the Monthly Base Rent shall be abated for the period from January 1, 2027 until the Wall Work is substantially complete (the “Extended Excused Rent”); provided, however that if there is an Event of Default beyond any applicable cure period at any time during Second Extension Term, any Extended Excused Rent shall become immediately due and payable to Landlord. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that the Extended Excused Rent applies only to the amount of Monthly Base Rent due under the Lease, and that Tenant is and shall be responsible for paying Landlord all Additional Rent and other costs and fees as set forth in this Lease during the period of any Extended Excused Rent.

5.    Additional Rent. During the Second Extension Term, Tenant shall continue to pay Additional Rent and all others amounts (other than Monthly Base Rent) in accordance with the terms of the Lease.

6.    Acceptance of Premises. Except for the Wall Work contemplated in Section 2 above, Tenant accepts the Premises in their "AS-IS" condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Premises except as otherwise specifically provided in the Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Premises including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Project or common areas for the conduct of Tenant's business.

7.    Brokerage. Newmark ("Tenant’s Broker") is acting as agent for Tenant in connection with this Amendment and not as agent for Landlord, and Landlord shall pay to Broker a commission in accordance with the terms of a separate written agreement between Tenant’s Broker and Landlord. Foundry Commercial ("Landlord’s Broker") is acting as agent for Landlord in connection with this Amendment and not as agent for Tenant, and Landlord shall pay to Landlord’s Broker a commission in accordance with the terms of a separate written agreement between Landlord’s Broker and Landlord. Tenant warrants and represents to Landlord that, other than Landlord’s Broker and Tenant’s Broker, no other party is entitled, as a result of the actions of Tenant, to a commission or other fee resulting from the Lease or the execution of this Amendment and agrees to indemnify and hold harmless Landlord against any such claims. Landlord warrants and represents to Tenant that, other than Landlord’s Broker and Tenant’s Broker, no other party is entitled, as a result of the actions of Landlord, to a commission or other fee resulting from the Lease or the execution of this Amendment and agrees to indemnify and hold harmless Tenant against any such claims.

8.    Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

9.    Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

10.    Terms. Except as otherwise defined in this Amendment, all capitalized terms used herein shall have the same meaning as set forth in the Lease.

11.    Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of North Carolina.

12.    Counterparts. This Amendment may be executed by the parties in multiple counterparts, which together shall have the full force and effect of a fully executed agreement between the parties. This Amendment may be executed by hand-signatures or by electronic signatures using DocuSign or other similar technology. Such signatures may be transmitted by email. Any such electronic signatures or electronic transmissions of signatures shall be deemed to constitute originals.

13.    Amendment Effective Date. The term “Amendment Effective Date” shall mean the date this Amendment is last executed by Landlord or Tenant.

14.    Authority. Those persons signing this Amendment on behalf of the Landlord and Tenant represent that they are fully authorized to do so and are authorized to bind said party to the terms of this Amendment.

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This Amendment is executed on the respective dates set forth below, but for reference and effectiveness purposes this Amendment shall be dated as of the Amendment Effective Date.

LANDLORD:	FIVF-III-NC1 LLC, a Delaware limited liability company

By:
Name: Ohad Porat Title: Manager Execution Date:

Execution Date:	5/20/2026

By:
Name: Rebekah Snider Title: Vice President Execution Date

Execution Date:	5/19/2026

TENANT:	CBDMD, INC., a North Carolina corporation

By:
Name: T. Ronan Kennedy Title: CEO & CFO

Execution Date:	5/18/2026

EXHIBIT “A”

FLOOR PLAN